Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Media Contact:

Karen May

Director, Public Relations

(630) 410-5457

ULTA BEAUTY ANNOUNCES ADDITION TO BOARD OF DIRECTORS

George Mrkonic Appointed Independent Director

Bolingbrook, Ill. – September 15, 2015 – Ulta Beauty [NASDAQ:ULTA] today announced that George Mrkonic, Non-Executive Chairman of Paperchase Products Limited, a UK-based retailer of stationery, greeting cards, gifts, and arts and craft materials, has been appointed to its Board of Directors effective September 15, 2015. Mr. Mrkonic will also serve as a member of the Company’s audit committee.

Mr. Mrkonic joins the Ulta Beauty board with more than 30 years of experience in the retail industry. He has been a director of Paperchase since 1999, and became the Non-Executive Chairman in 2005. He began his retail career in 1978 and has led several retail companies including Herman’s Sporting Goods, Inc., Eyelab, Inc., Kmart Specialty Retailing Group and Borders Group, Inc.

Mr. Mrkonic currently serves as a member of the Board of Directors of Brinker International since 2003, AutoZone, Inc. since 2006, and Syntel, Inc. since 2009. He is a member of the Board of Directors of Gordon Brothers Group, a global advisory and investment firm, and is Advisor to Lead Edge Capital, a private equity tech investor.

Mr. Mrkonic received an M.B.A. from Harvard University in 1978, and a B.A. and an M.A. in Economics from Stanford University in 1975.

“We are excited to welcome George to Ulta Beauty’s Board of Directors,” said Mary Dillon, Chief Executive Officer. “He brings extensive retail industry knowledge as well as strategic, financial and corporate governance skills from his experience as a senior executive and director of many public companies. I’m confident that George’s insight and expertise will be extremely valuable to Ulta Beauty as we continue to execute our growth strategy.”

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store 25 years ago, Ulta Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program. As of August 1, 2015 Ulta Beauty operates 817 retail stores across 48 states and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.